UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 5, 2014

APACHE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-4300	41-0747868
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2000 Post Oak Boulevard

Suite 100

Houston, Texas 77056-4400

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (713) 296-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-Commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 5, 2014, the Board appointed Ms. Amy H. Nelson as a new director of Apache Corporation (the “Company”). The Board has not yet determined the committee to which Ms. Nelson will be appointed. On February 10, 2014, the Company issued a press release announcing this appointment, a copy of which is filed herewith as Exhibit 99.1. Ms. Nelson will stand for election at Apache’s 2014 Annual Meeting on May 15, 2014.

For her service, Ms. Nelson will receive compensation that is commensurate with that received by the Company’s other non-employee directors, although the annual retainer will be pro-rated to reflect her length of service in 2014. The description of such compensatory arrangements under the caption “Director Compensation” in the Company’s definitive proxy statement, filed with the SEC on April 3, 2013, is incorporated by reference herein.

Ms. Nelson has (i) no arrangements or understandings with any other person pursuant to which she was elected for the position described above, and (ii) no family relationship with any director or other executive officer of the Company or any person nominated or chosen by the Company to become a director or executive officer.

Ms. Nelson is the president and founder of Greenridge Advisors, LLC, an energy services and equipment consulting firm focused on the development, execution and financing of growth strategies. Prior to Greenridge, she served as a vice president of SCF Partners, a private equity firm, and prior to that, she worked for Amoco Production Company in planning and engineering roles. Ms. Nelson holds bachelor’s degrees in engineering and economics from Rice University and a master’s in business administration from Harvard Business School.

Ms. Nelson has had no direct or indirect material interest in any transaction or series of similar transactions contemplated by Item 404(a) of Regulation S-K.

Also on February 5, 2014, Randolph M. Ferlic notified the board of directors (the “Board”) of his intention to retire from his position as a director of the Company, effective as of the close of Apache’s 2014 Annual Meeting on May 15, 2014. Dr. Ferlic is the chairman of the Audit Committee. Also, he served on the Executive Committee until it was eliminated by the Board in May 2013. In the letter notifying the Company of his retirement, Dr. Ferlic indicated that he did not have any disagreement with the Company or its management on any matter relating to the Company’s operations, policies, or practices. Dr. Ferlic has served on the Board since 1986.

Item 8.01.	Other Events

On February 5, 2014, the Company’s board of directors voted to terminate the Company’s Rights Plan (i.e., its “poison pill”), dated as of January 31, 1996 (as amended as of January 31, 2006) by and between the Company and Wells Fargo Bank, N.A. (successor to Norwest Bank Minnesota, N.A.). As a result of this decision, the Board approved an amendment to the Rights Agreement (the “Amendment”) that will have the effect of terminating the poison pill. The Amendment when fully executed will change the definition of Final Expiration Date to March 7, 2014, to accelerate the expiration of the Rights Agreement, which was scheduled to expire on January 31, 2016.

Upon full execution of the Amendment, the Rights Agreement will expire and no longer be of any force or effect. The Company expects that the Amendment will be fully executed, and the Rights Agreement will terminate, on March 7, 2014.

The text of the Amendment will be filed as an exhibit to a Current Report on Form 8-K following full execution of the Amendment.

The Rights Agreement is described in the Form 8-A filed with the Securities and Exchange Commission on January 24, 1996 (with an Amendment No. 1 filed on February 3, 2006), and such description is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release of Apache Corporation, dated February 10, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APACHE CORPORATION

Date: February 11, 2014	/s/ Thomas P. Chambers
Thomas P. Chambers
Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release of Apache Corporation, dated February 10, 2014.